EXHIBIT 23.1

CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated March 14, 2000 relating to the financial statements and financial statement schedules of Saks Incorporated and Subsidiaries, which appears in Saks Incorporated's Annual Report on Form 10-K for the year ended January 29, 2000.

PricewaterhouseCoopers, L.P.

/s/ PricewaterhouseCoopers, L.P.

Birmingham, Alabama
June 21, 2000